Exhibit (h) 1.2

LETTER AGREEMENT

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Transfer Agency and Service Agreement

Dear Sirs:

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008, RIC hereby advises you that it is creating Class A Shares, Class C Shares and Class S Shares for the existing Equity I, Equity Q, Equity II, International and Fixed Income III Funds (the “New Classes”). RIC desires RFSC to serve as Transfer Agent with respect to the New Classes pursuant to the terms and conditions of the Transfer Agency and Service Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Classes by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL FUND SERVICES COMPANY

By:
Greg J. Stark President

Accepted this              day of                                              , 2008

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson Treasurer and Chief Accounting Officer